Exhibit 99.1
OREXIGEN™ Therapeutics Announces First Quarter 2007 Financial Results
San Diego, CA, May 25, 2007 — Orexigen™ Therapeutics, Inc. (Nasdaq: OREX), a biopharmaceutical company focused on the treatment of central nervous system disorders, with an initial focus on obesity, today announced unaudited financial results for the first quarter ended March 31, 2007. For the three months ended March 31 2007, Orexigen reported a net loss of $12.2 million, or $5.26 per share attributable to common shareholders, as compared to a net loss of $5.2 million, or $2.49 per share, for the same period in 2006.
As of March 31, 2007, Orexigen held cash and cash equivalents of $32.3 million. In the second quarter of 2007, Orexigen completed its initial public offering (IPO) which generated net proceeds of $88.0 million from the sale of 8.05 million shares of common stock at $12.00 per share, including the exercise of the underwriters’ over-allotment option. On a pro forma basis as of March 31, 2007, which is adjusted to include the proceeds of the IPO, Orexigen’s balance of cash and cash equivalents totaled $121.2 million.
“Orexigen’s IPO was preceded by a first quarter during which we made important progress in our clinical development programs,” said Gary Tollefson, President and CEO of Orexigen. “We received the full year results from our Phase IIb trial of Contrave™, showing continued weight loss for the majority of subjects between 24 and 48 weeks. We also made preparations in the first quarter for the launch of our Contrave Phase III program. In addition, our Phase IIb trial of Empatic™ continued to progress, and we expect to release the 24 week results from this trial in the third quarter of 2007. The proceeds of our successful IPO in May 2007 will enable us to continue to aggressively pursue these development programs.”
Financial Results
Total operating expenses for the first quarter of 2007 were $12.5 million compared to $5.5 million for the first quarter of 2006. The increased operating expenses in the first quarter of 2007 were primarily the result of a $5.7 million increase in research and development expenses, primarily in connection with clinical trials and consulting activities. In addition, general and administrative expenses increased $1.3 million from the first quarter of 2006, related to increases in stock-based compensation, legal fees and personnel costs.
Recent Highlights
•	Orexigen completed its initial public offering in May 2007 and began trading on the NASDAQ Global Market under the trading symbol “OREX.”
•	Orexigen initiated the first two of four planned Phase III trials for Contrave as a treatment for obesity. The first of these trials, which was initiated in April 2007, is designed to study the effect of Contrave in combination with an intensive behavior modification protocol, including dietary counseling, behavioral therapy and exercise, for one year of double-blind treatment. The primary endpoint for this trial will be percent change in body weight one year after the start of treatment. This study is expected to enroll approximately 800 patients at nine sites. The second trial, which was initiated in May 2007, is designed to assess both the safety and efficacy of Contrave in obese subjects who also manifest Type II diabetes. The primary endpoint for this trial will also be percent change in body weight one year after the start of treatment. This trial will also measure several factors related to glycemic control. This study is expected to enroll approximately 525 patients at approximately 40 sites.

About Orexigen Therapeutics
Orexigen Therapeutics, Inc. is a biopharmaceutical company focused on the development of pharmaceutical product candidates for the treatment of central nervous system disorders, with an initial focus on obesity. Orexigen’s lead combination product candidates targeted for obesity are Contrave™, which is in Phase III clinical trials, and Empatic™ (formerly Excalia™), which is in a Phase IIb clinical trial. Both product candidates take advantage of the company’s understanding of how the brain appears to regulate appetite and energy expenditure, as well as the mechanisms that come into play to limit weight loss over time. Each product candidate is designed to act on a specific group of neurons in the central nervous system with the goal of achieving appetite suppression and sustained weight loss. Further information about the company can be found at http://www.Orexigen.com.
Forward-Looking Statements
Orexigen cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Orexigen that any of its plans will be achieved. For example, statements regarding the potential progress and results of clinical trials and the use of funds to support such trials may be forward looking statements. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Orexigen’s business, including, without limitation: Orexigen’s Phase III clinical trials may not proceed in the timeframes or in the manner Orexigen expects or at all; the results of earlier clinical trials may not be predictive of future results; the scientific theories relating to the central nervous system on which Orexigen has based its development programs may not result in product candidates with sufficient efficacy or safety to obtain regulatory approval or commercial success; Orexigen and its licensors may not be able to obtain, maintain and successfully enforce adequate patent and other intellectual property protection of its product candidates; and other risks detailed in Orexigen’s public filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Orexigen undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Orexigen Therapeutics, Inc.
(a development stage company)
Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

			Period from
	Three months ended		September 12, 2002
	March 31,		(Inception) to
	2007	2006	March 31, 2007
Revenues:
Collaborative agreement	$—	$—	$174
License revenue	22	21	199

Total revenues	22	21	373
Operating expenses:
Research and development	10,128	4,447	49,731
General and administrative	2,361	1,056	13,875

Total operating expenses	12,489	5,503	63,606

Loss from operations	(12,467)	(5,482)	(63,233)
Other income (expense):
Interest income	357	248	2,020
Interest expense	(59)	—	(124)

Total other income (expense)	298	248	1,896

Net loss	(12,169)	(5,234)	(61,337)
Accretion to redemption value of redeemable convertible preferred stock	(8)	(8)	(75)
Deemed dividend of beneficial conversion for Series C preferred stock	—	—	(13,860)

Net loss attributable to common stockholders	$(12,177)	$(5,242)	$(75,272)

Net loss per share attributable to common stockholders — basic and diluted	$(5.26)	$(2.49)

Shares used in computing net loss per share attributable to common stockholders — basic and diluted	2,315	2,104

Orexigen Therapeutics, Inc.
(a development stage company)
Balance Sheets
(In thousands, except share and par value amounts)

	March 31,	December 31,	Pro Forma March 31,
	2007	2006	2007
	(Unaudited)		(Unaudited)
			(See Note 1)
Assets
Current assets:
Cash and cash equivalents	$14,746	$19,425	$103,663
Securities available-for-sale	17,583	14,988	17,583
Prepaid expenses and other current assets	743	222	743

Total current assets	33,072	34,635	121,989
Property and equipment, net	498	528	498
Restricted cash	155	155	155
Other assets	1,688	1,492	759

Total assets	$35,413	$36,810	$123,401

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$4,769	$4,903	$4,769
Deferred revenue, current portion	88	88	88
Long-term debt, current portion	3,056	—	3,056

Total current liabilities	7,913	4,991	7,913
Deferred revenue, less current portion	1,213	1,235	1,213
Long-term debt, less current portion	6,944	—	6,944
Other long-term liabilities	537	534	537
Commitments and contingencies
Series A and B redeemable convertible preferred stock, $.001 par value, 24,152,544 shares authorized, issued and outstanding at March 31, 2007 and December 31, 2006; aggregate liquidation preference of $46,000 at March 31, 2007 and December 31, 2006; no shares issued and outstanding pro forma	45,905	45,897	—

Stockholders’ equity (deficit):
Series C convertible preferred stock, $.001 par value, 8,771,930 shares authorized, issued and outstanding at March 31, 2007 and December 31, 2006; aggregate liquidation preference of $30,000 at March 31, 2007 and December 31, 2006; no shares issued and outstanding pro forma	9	9	—

	March 31,	December 31,	Pro Forma March 31,
	2007	2006	2007
	(Unaudited)		(Unaudited)
			(See Note 1)
Common stock, $.001 par value, 50,000,000 shares authorized at March 31, 2007 and December 31, 2006; 2,398,039 shares issued and outstanding at March 31, 2007 and December 31, 2006; 26,910,270 shares issued and outstanding pro forma	2	2	26,910
Additional paid-in capital	34,221	33,299	141,215
Accumulated other comprehensive income	6	11	6
Deficit accumulated during the development stage	(61,337)	(49,168)	(61,337)

Total stockholders’ equity (deficit)	(27,099)	(15,847)	106,794

Total liabilities and stockholders’ equity	$35,413	$36,810	$123,401

Note 1 — The unaudited pro forma balance sheet information reflects significant changes in the Company’s capital structure subsequent to the balance sheet date and assumes the transactions that were completed subsequent to March 31, 2007 had occurred on March 31, 2007. These transactions include (1) the completion of the Company’s initial public offering of 8,050,000 shares of its common stock at a public offering price of $12.00 per share and (2) the conversion of all of the Company’s convertible preferred stock outstanding at the time of the offering into 16,462,231 shares of common stock. Net cash proceeds from the initial public offering were approximately $88.0 million, after deducting underwriting discounts, commissions and estimated offering costs payable by us.

CONTACTS:

Orexigen	Media:
Graham Cooper	Stephen Gendel
858 436-8600	BioCom Partners
212 918-4650